Exhibit 10.6


August 19, 1998



Ronald E. Eilers
4920 Neal Avenue North
Stillwater, MN 55082

Dear Ron:

In order to facilitate your orderly attention to the affairs of Deluxe Corporation and its Affiliates (as defined below), you will be provided certain separation benefits in the event of your employment separation due to a Business Reorganization (as defined below), subject to the terms and conditions described below.

Beginning August 1, 1998 through July 31, 2001, if, at the time of your employment separation, you sign a separation agreement and release and if you are not offered a position having an equal or greater base salary and Deluxe Annual Incentive Plan (or equivalent) bonus target, then you will receive:

         A. Twelve (12) months of severance pay at your then-current level of base monthly salary in accordance with regular Deluxe Corporation (Deluxe) payroll practices;
         B. For a period of six (6) months commencing on the first anniversary of the initial payment in paragraph A, a monthly payment during each month in such six (6) month period equal to the amount, if any, that your monthly base salary at the time of your separation exceeds your monthly compensation during that month in such six (6) month period. In order to be eligible to receive any such payment, you agree to provide Deluxe a copy of documentation concerning your monthly compensation, such as your payroll statement or, if applicable, your written statement that you are not then employed, and within thirty (30) days thereafter, Deluxe will make such differential payment to you; and
         C. Continuation of the medical, life, vision and dental plan coverage in which you were a participant, if any, at the time of your separation for the subsequent twelve (12) month period at employee rates as such plan terms and rates may change from time to time.

"Affiliate" means a company which is directly, or indirectly through one or more intermediaries, controlled by or under common control with another company where control shall mean the right, either directly or indirectly, to elect the majority of the directors thereof without the consent or acquiescence of any third party.

"Business Reorganization" means a change in the structure of Deluxe or any Affiliate that results in the elimination or material reduction of your job responsibilities.

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You also agree that during the term of your employment by Deluxe or any of its
Affiliates and for a period of two (2) years thereafter, you shall retain in confidence all proprietary and confidential information concerning Deluxe or any of its Affiliates, including, without limitation, customer and mailing lists, cost and pricing information, employee data, financial data, business plans, sales and marketing plans, business acquisition or divestiture plans, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, trade secrets and software which you may have acquired during the course of your employment with Deluxe or its Affiliates and, notwithstanding the exceptions contained in the next sentence, shall return all copies and extracts thereof (however and on whatever medium recorded, to Deluxe, or as otherwise requested by Deluxe, without keeping any copies thereof). The foregoing obligation does not apply to
(i) any information which was known to you prior to disclosure to you by Deluxe or any of its Affiliates; (ii) any information which was in the public domain prior to its disclosure to you; (iii) any information which comes into the public domain through no fault of yours; (iv) any information which you are required to disclose by a court or similar authority or under subpoena, provided that you provide Deluxe with notice thereof and assist, at Deluxe's or its Affiliates sole expense, any reasonable Deluxe or Affiliate endeavor by appropriate means to obtain a protective order limiting the disclosure of such information; and (v) any information which is disclosed to you by a third party which has a legal right to make such disclosure.

You may not assign or delegate any of your rights or obligations in respect of this agreement and any attempted assignment or delegation shall be void and of no effect. This agreement is binding upon Deluxe Corporation and your affiliated employer and its successors and assigns and inures to the benefit of you, your heirs and executors. You acknowledge that you are an employee at will and agree that your employment may be terminated, by Deluxe or any of its Affiliates of which you were an employee, at any time for any reason or no reason. This agreement is governed by the substantive laws of the State of Minnesota.

This agreement is not intended to provide you with payments or benefits that are duplicative or overlap payments or benefits that will be paid or provided to you under other agreements between you and Deluxe or its Affiliates. Accordingly, except as provided herein, you acknowledge that there are no other agreements to which you and Deluxe or any of its Affiliates are a party that provide severance or continuation of income payments or welfare benefits to you or your family following the termination of your employment, except:

         Executive Retention Agreement dated as of the 9th day of January, 1998 ("Retention Agreement")

This agreement will be superceded and replaced in its entirety by the Retention Agreement on the Effective Date thereof or upon the termination prior to the Effective Date of your employment by (i) the Company without Cause or (ii) you for Good Reason,


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where the effect of such termination is to entitle you to receive the benefits described in Section V.A as a result of the occurrence of event or circumstances described in Section IV. H of the Retention Agreement. The capitalized terms used in this paragraph will have the meanings ascribed to them in the Retention Agreement.

We look forward to your continued contributions to Deluxe or its Affiliates under these circumstances which we hope will provide you a greater degree of assurance concerning your livelihood. Please contact Sonia St. Charles if you have any questions about this letter.

With kindest regards,

/s/ J.A. Blanchard III

J.A. Blanchard III                               /s/ Ronald E. Eilers
Chairman, President and                -----------------------------------------
Chief Executive Officer                Employee

                                                 8/22/98
                                       -----------------------------------------
                                       Date


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